Exhibit 10.3

AGREEMENT

This AGREEMENT (this “Agreement”) is entered into as of November 8, 2010, by and among BakBone Software Incorporated, a Canadian corporation (the “Company”), and the shareholders of the Company listed on Schedule I hereto (each, a “Shareholder” and collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Shareholder holds the number of shares of the Company’s Series A Preferred Stock, no par value (the “Preferred Stock”), and Common Stock, no par value, set forth opposite such Shareholder’s name on Schedule I hereto;

WHEREAS, the Company, Quest Software, Inc., a Delaware corporation (“Parent”), and Bolts Acquisition Corporation, a Canadian corporation (“Acquisition Sub”), are concurrently entering into an Arrangement Agreement, dated as of the date hereof (the “Arrangement Agreement”), pursuant to which Parent is acquiring the Company pursuant to the Arrangement described therein (the “Arrangement”); and

WHEREAS, Article I, Section (A)(2)(a), of Schedule A to the Restated Articles of Continuance of the Company entitles the holders of Preferred Stock to receive a liquidation preference of CDN $1.50 per share as a result of transactions such as the Arrangement (the “Liquidation Preference”); and

WHEREAS, the Company, on the one hand, and JK&B Capital IV and JK&B Capital V (collectively, “JK&B”), and Tom Neustaetter (“Neustaetter”), individually and in his capacity as attorney-in-fact for and on behalf of the ColdSpark Shareholders (as defined therein), on the other hand, are concurrently entering into a Settlement Agreement and General Release of Claims, dated as of the date hereof (the “ColdSpark Settlement Agreement”), providing, among other things, for a reduction, contingent upon the consummation of the Arrangement, in the aggregate amount of cash owed by the Company to the ColdSpark Shareholders;

WHEREAS, the Shareholders desire to enter into this Agreement to facilitate the entering into of the Arrangement Agreement and the consummation of the Arrangement and the other transactions contemplated thereby; and

WHEREAS, at the request of the Company and in reliance upon the execution, delivery and performance of the Arrangement Agreement and the ColdSpark Settlement Agreement by the parties thereto, the Shareholders are willing to accept in the Arrangement cash consideration equal to US $1.291667 per share of Preferred Stock (as provided in Section 2.3(a) of the Arrangement Agreement) notwithstanding their right to the Liquidation Preference, but only upon the terms and subject to the conditions set forth in this Agreement and the Arrangement Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

ALLOCATION OF CONSIDERATION; RELEASE

Section 1.1 Acceptance of Consideration. The Shareholders hereby agree to accept in the Arrangement cash consideration equal to US $1.291667 per share of Preferred Stock (as provided in Section 2.3(a) of the Arrangement Agreement), which equals an aggregate of US $23,250,006 for the 18,000,000 shares of Preferred Stock held by the Shareholders, notwithstanding their right to the Liquidation Preference in accordance with the rights granted to the holders of the Preferred Stock pursuant to Article I, Section (A)(2)(a), of Schedule A to the Restated Articles of Continuance of the Company or any rights of the Shareholders thereunder. Subject to the termination provisions of this Agreement, each Shareholder hereby irrevocably waives the Liquidation Preference attached to their respective shares of Preferred Stock as a result of the Arrangement. For greater certainty, subject to such termination provisions, in irrevocably waiving the liquidation rights referred to above, each Shareholder hereby agrees that the amounts paid to it in accordance with the Arrangement Agreement with respect to its shares of Preferred Stock shall constitute full and complete consideration for such shares in full satisfaction of any obligation that the Company, Parent, Acquisition Sub or any other shareholder of the Company might have with respect thereto and each Shareholder shall not be entitled to any additional or different portion of the consideration payable in connection with the Arrangement (or otherwise) from the Company, Parent, Acquisition Sub or any other shareholder of the Company. The Company shall make payment of such amounts to the Shareholders as soon as practicable following the closing of the acquisition of the Company pursuant to (and in accordance with) the Arrangement Agreement by wire transfer of immediately available funds to accounts designated by the Shareholders.

Section 1.2 Mutual Release.

(a) The Company, on behalf of itself and each of its predecessors, successors, assigns, directors, officers, employees, affiliates, representatives or agents (the “Company Related Parties”), effective upon and subject to the consummation of the Arrangement, automatically and without any further action on the part of any party hereto, does hereby unequivocally, irrevocably and unconditionally release, surrender, acquit and forever discharge (the “Company Release”) each Shareholder and all of its members, affiliates and partners, and their respective directors, managing directors, members, partners, agents, representatives, officers, and employees, including all persons currently or previously serving as directors of the Company at the request of the Shareholders (each, a “Shareholder Released Party” and collectively, the “Shareholder Released Parties”), from any and all actions, causes of action, claims, suits, covenants, contracts, controversies, agreements, promises, indemnities, damages, judgments, remedies, demands and liabilities, of any nature whatsoever, known or unknown, fixed or contingent, in law, at equity or otherwise (collectively, “Company Claims”), whether direct, derivative or otherwise, which have been, may be or ever could be asserted against any of the Shareholder Released Parties, either for itself or otherwise for or on behalf of any other person or entity against any of the Shareholder Released Parties, relating to any Company Claims arising out of, relating to or in connection with (i) all actions taken or omitted to be taken by persons serving as directors of the Company at the request of any Shareholder, (ii) any Shareholder’s investment in the Preferred Stock or Common Stock of the Company or other business relationship with the Company, or (iii) this Agreement, the Arrangement Agreement and the transactions contemplated thereby, whether asserted or claimed prior to, at or after the date hereof (each, a “Company Released Claim” and collectively, the “Company Released Claims”); provided, however, that a Company Released Claim shall exclude any Company Claim to enforce this Agreement or for a Shareholder’s breach of this Agreement or breach of any agreement between a Shareholder and Parent. From and after the consummation of the Arrangement, the Company, on behalf of itself and each of the Company Related Parties, hereby unequivocally, unconditionally and irrevocably agrees not to, directly or indirectly, initiate proceedings with respect to, institute, assert or threaten to assert any Company Released Claim. This Company Release shall constitute a complete defense to any Company Released Claim. The parties hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by the Company or any Company Released Party of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(b) Each of the Shareholders, on behalf of itself and each of its predecessors, successors, assigns, directors, officers, employees, affiliates, representatives or agents (the “Shareholder Related Parties”), effective upon and subject to the consummation of the Arrangement, automatically and without any further action on the part of any party hereto, does hereby unequivocally, irrevocably and unconditionally release, surrender, acquit and forever discharge (the “Shareholder Release”) the Company and each of its predecessors, successors, assigns, directors, officers, employees, affiliates, representatives or agents (each, a “Company Released Party” and collectively, the “Company Released Parties”), from any and all actions, causes of action, claims, suits, covenants, contracts, controversies, agreements, promises, indemnities, damages, judgments, remedies, demands and liabilities, of any nature whatsoever, known or unknown, fixed or contingent, in law, at equity or otherwise (collectively, “Shareholder Claims”), whether direct, derivative or otherwise, which have been, may be or ever could be asserted against any of the Company Released Parties, either for itself or otherwise for or on behalf of any other person or entity against any of the Company Released Parties, relating to any Shareholder Claims arising out of, relating to or in connection with this Agreement, the Arrangement Agreement and the transactions contemplated thereby, any Shareholder’s investment in the Preferred Stock or Common Stock of the Company or other business relationship with the Company, whether asserted or claimed prior to, at or after the date hereof (each, a “Shareholder Released Claim” and collectively, the “Shareholder Released Claims”); provided, however, that a Shareholder Released Claim shall exclude any Shareholder Claim to enforce the Arrangement Agreement or for the Company’s breach of this Agreement. From and after the consummation of the Arrangement, each Shareholder, on behalf of itself and each of the Shareholder Related Parties, hereby unequivocally, unconditionally and irrevocably agrees not to, directly or indirectly, initiate proceedings with respect to, institute, assert or threaten to assert any Shareholder Released Claim. This Shareholder Release shall constitute a complete defense to any Shareholder Released Claim. The parties hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Shareholder or Shareholder Related Party of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(c) The Company and each Shareholder (each, a “Releasor”), on behalf of itself and each of its Company Related Parties and Shareholder Related Parties (each, a “Related Party”),

as the case may, hereby expressly waives any rights or benefits available under the provisions of Section 1542 of the California Code, which is quoted as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.”

Each undersigned Releasor, on behalf of itself and each of its Related Parties, fully understands the statutory language of said section and nevertheless elects to and hereby does release each of the Company Released Parties and Shareholder Released Parties (each, a “Released Party”), as the case may be, from all claims it may have against any of them, whether known or unknown, arising from the subject matter of the Company Release and the Shareholder Release, as the case may be, and specifically waives any rights which it may have under said section. Each undersigned Releasor, on behalf of itself and each of its Related Parties, fully understands that if the facts with respect to this Company Release and Shareholder Release, as the case may be, are found hereafter to be other than or different from the facts now believed to be true, it expressly accepts and assumes the risk of such possible difference in fact notwithstanding any such differences.

(d) The rights of each Released Party under this Section 1.2 shall be in addition to any rights such person may have under any agreement of any Released Party with the Releasor. These rights shall survive consummation of any acquisition of the Company by Parent and are intended to benefit, and shall be enforceable by, each Released Party and its, his or her successors, assigns, heirs, executors and representatives. The obligations of the Related Parties under this Section 1.2 shall not be terminated or modified in such a manner as to adversely affect the rights of any Released Party under this Section 1.2 without the prior consent of such affected Released Party.

ARTICLE II

TERMINATION

Section 2.1 Termination. This Agreement (a) may be terminated by the Shareholders upon written notice to the Company at any time following amendment of the Arrangement Agreement to alter the amount of any of the consideration payable thereunder, the structure of the acquisition of the Company pursuant thereto or Section 6.8 (Directors’ and Officers’ Indemnification and Insurance) thereof or amendment of the ColdSpark Settlement Agreement, and (b) shall terminate as to the Company and each Shareholder (automatically and without any action on the part of any party hereto) upon the earliest to occur of (i) the mutual written consent of the Company and each of the Shareholders or (ii) the date of termination of the Arrangement Agreement in accordance with its terms. From and after any such termination of this Agreement, neither the Company nor any Shareholder shall have any rights or obligations hereunder and this Agreement (including the Shareholders’ waiver of the Liquidation Preference attached to their respective shares of Preferred Stock as provided in Section 1.1 hereof and the mutual releases set forth herein) shall be null and void and have no effect. Notwithstanding the foregoing, Article III of this Agreement shall survive the termination hereof.

ARTICLE III

MISCELLANEOUS

Section 3.1 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 3.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested), or by overnight courier, to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

BakBone Software Incorporated

9540 Town Center Drive, Suite 100

San Diego, CA 92121

Attention: General Counsel

Facsimile: (858) 450-9929

If to any Shareholder:

VantagePoint Venture Partners

1001 Bayhill Drive

Suite 300

San Bruno, CA 94066

Attention: General Counsel

Facsimile: (650) 869-6078

Section 3.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 3.4 Entire Agreement. This Agreement (together with the Arrangement Agreement and any agreement between a Shareholder and Parent, to the extent referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 3.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties.

Section 3.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns and each of the Released Parties, and nothing in this Agreement, express or implied, other than as provided in Section 1.2, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.7 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 3.8 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with, the laws of the State of California without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

(b) Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) arising out of or relating to this Agreement or any right or obligation under this Agreement, including as to this Agreement’s existence, enforceability, validity, interpretation, performance, indemnification, breach or damages, including claims in tort, and disputes among the parties with respect to any matters provided for in this Agreement, whether arising before or after the termination of this Agreement, shall be settled solely and exclusively by confidential binding arbitration conducted in the San Francisco branch of JAMS (“JAMS”) to be governed by JAMS’ Commercial Rules of Arbitration that are in existence at the commencement of the arbitration, as modified by the following provisions of this Agreement:

(i) The party or parties initiating the arbitration, on the one hand, and the other parties against whom relief is sought as a result of such arbitration, on the other, shall together select one neutral arbitrator from the JAMS panel list; provided, that if they are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen within 10 days after the filing of the request for arbitration of such Dispute in accordance with the JAMS appointment rules.

(ii) The arbitration proceedings shall be conducted on an expedited basis in San Francisco, California. Proceedings in arbitration shall be scheduled to begin no more than 30 days after the filing of the request for arbitration of such Dispute and to conclude no later than 120 days after the filing of such request. All hearings, unless otherwise agreed to by the involved parties, shall be held in San Francisco, California.

(iii) The parties to this Agreement who are parties in an arbitration proceeding shall be permitted to obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator shall be permitted, in his or her discretion, to set parameters on the timing and/or completion of this discovery and to order additional pre-hearing exchange of information, including exchange of summaries of testimony or exchange of statements of positions.

(iv) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(v) The parties shall each bear all their own costs, legal fees and expenses, irrespective of which party is the prevailing party in the arbitration. The arbitrator shall only be authorized to, and shall only have the consent of the parties to, interpret and apply the terms and provisions of this Agreement in accordance with the laws of the State of California. The arbitrator shall not be authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or provision of this Agreement, deprive any party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.

(c) Each party hereto acknowledges and agrees that the activities contemplated by the provisions of this Agreement are commercial in nature rather than governmental or public, and therefore acknowledges and agrees that it is not entitled to any right of immunity on the grounds of sovereignty or otherwise with respect to such activities or in any action or proceeding arising out of or relating to this Agreement. Each party hereto, in respect of itself, its agents and its properties, expressly and irrevocably waives any such right of immunity that may now or hereafter exist (including any immunity from any legal process, from the jurisdiction of any court or from any execution or attachment in aid of execution prior to judgment or otherwise) or claim thereto that may now or hereafter exist, and agrees not to assert any such right or claim in any such action or proceeding, whether in the United States or otherwise. The foregoing waiver of sovereign immunity shall have effect under the Sovereign Immunities Act of 1976 of the United States of America and is intended to be irrevocable and not subject to withdrawal for the purposes of such Act.

Section 3.9 Headings. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.10 Counterparts. This Agreement may be executed (including by facsimile or portable document format (pdf)) in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

Section 3.11 Interpretation. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to such terms by the Arrangement Agreement.

Section 3.12 MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

IN WITNESS WHEREOF, the Company and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

BAKBONE SOFTWARE INCORPORATED

By:	/s/ Steve Martin
Name:	Steve Martin
Title:	Senior Vice President, Chief Financial Officer and Interim Chief Executive Officer

SHAREHOLDERS

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.
By: VantagePoint Venture Associates IV, L.L.C.,
Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member

VANTAGEPOINT VENTURE PARTNERS IV, L.P.
By: VantagePoint Venture Associates IV, L.L.C.
Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.
By: VantagePoint Venture Associates IV, L.L.C.
Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member

Schedule I

Ownership of Capital Stock of the Company by Shareholders

Shareholder’s Name	Common Stock Owned	Series A Preferred Stock Owned

VantagePoint Venture Partners IV (Q), L.P. 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066 Attn: General Counsel	42 shares	16,294,200 shares

VantagePoint Venture Partners IV, L.P. 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066 Attn: General Counsel	37 shares	1,633,200 shares

VantagePoint Venture Partners IV Principals Fund, L.P. 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066 Attn: General Counsel	-0-	72,600 shares